Exhibit 99.1

SIX FLAGS ENTERTAINMENT ANNOUNCES FIRST QUARTER 2010 RESULTS

New York, NY — May 17, 2010 — Six Flags Entertainment Corporation (formerly Six Flags, Inc.) announced today its consolidated operating results for the quarter ended March 31, 2010.  The first quarter historically represents approximately 5% of the Company’s annual revenues.

Three Month Results

Total revenue of $57.3 million increased 12% from the prior-year quarter’s total of $51.1 million, primarily reflecting $4.3 million of revenues from the Six Flags Great Escape Lodge and Indoor Water Park (“Lodge”), the results of which were consolidated in the first quarter of 2010 as a result of adopting new consolidation accounting rules (Financial Accounting Standards Board Accounting Standards Codification Topic 810, Consolidation).  Excluding the consolidation of the Lodge, total revenues increased $1.8 million, or 4%, reflecting increases in food, merchandise and other revenues, as well as increased attendance.

Per capita guest spending, which excludes sponsorship, licensing and other fees, increased 3% to $35.44 in the first quarter of 2010 from $34.27 in the prior-year quarter, reflecting increased per capita in-park spending, partially offset by decreased season pass pricing.  Included in the higher guest spending is the favorable exchange rate impact at our Mexico City park in the current-year quarter, affecting U.S. dollar translated results.  Exchange rates accounted for approximately $1.02 of the guest spending per capita increase for the current quarter compared to the prior-year quarter.

Cash operating expenses for the first quarter increased $6.0 million, or 5%, to $118.7 million compared to the first quarter of 2009, reflecting increased expenses primarily due to the consolidation of the Lodge, the currency impact at our Mexico City and Montreal parks and increased insurance and operating taxes, partially offset by decreased employee benefits and advertising costs.  The Lodge consolidation and the currency impact at our Mexico City and Montreal parks accounted for $4.3 million of the $6.0 million increase over the prior-year period.

Non-cash operating expenses comprised of depreciation, amortization, stock-based compensation and loss on disposal of assets decreased $0.1 million in the first quarter of 2010 to $37.9 million, compared with $38.0 million in the first quarter of 2009.

The Company’s loss from continuing operations in the first quarter of 2010 increased by 32% to $180.7 million compared to $137.0 million in the prior-year quarter.  The increase was driven by (i) increased interest expense primarily reflecting post-petition interest owed on the $400 million Senior Notes due in 2016, partially offset by reduced interest expense reflecting the cessation of interest accruals on the Company’s debt subject to compromise as a result of the Chapter 11 Filing, and lower effective interest rates, (ii) reorganization costs associated with the Chapter 11 Filing, (iii) increased cash operating expenses, and (iv) increased income tax expense, partially offset by increased revenue.

Adjusted EBITDA loss for the current quarter remained relatively flat at a $60.0 million loss compared to a $59.5 million loss for the prior-year quarter, reflecting the impact of increased revenues partially offset by increased cash operating expenses.

Recent Developments

On June 13, 2009, Six Flags, Inc., Six Flags Operations Inc. and Six Flags Theme Parks Inc. (“SFTP”) and certain of SFTP’s domestic subsidiaries (collectively the “Debtors”) filed voluntary petitions for relief (the “Chapter 11 Filing”) under Chapter 11 in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (Case No. 09-12019).

In February 2010, in connection with the Chapter 11 Filing, the Company decided to reject the lease with the Kentucky State Fair Board relating to the Company’s Louisville park and the Company no longer operates the park.  The results of operations for the Louisville park were classified as discontinued operations in all periods reported.

On April 1, 2010, the Debtors filed with the Bankruptcy Court their Modified Fourth Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code (the “Plan”). On April 30, 2010  (the “Effective Date”), the Bankruptcy Court entered an order confirming the Plan and the Debtors consummated their restructuring through a series of transactions contemplated by the Plan and the Plan became effective pursuant to its terms.  On the Effective Date, Six Flags, Inc. changed its corporate name to “Six Flags Entertainment Corporation.”

As a result of the consummation of the Plan, indebtedness of approximately $2.4 billion and the PIERS obligation of $306.6 million were cancelled, and new debt of approximately $1.0 billion was issued (excluding the Company’s new $120 million revolving credit facility).  As a result of the lower debt burden, the Company’s annual cash interest expense will be significantly reduced to approximately $77 million, based on current interest rates.

The common stock of Six Flags, Inc. was also cancelled, and new common stock of Six Flags Entertainment Corporation was issued to the new stockholders.  The Company intends to apply to list the new common stock on the New York Stock Exchange.

Pursuant to the 2010 annual offer, we received “put” notices from holders of partnership units in Six Flags Over Texas and Six Flags Over Georgia (including Six Flags White Water Atlanta) with an aggregate “put” price of approximately $5.6 million, of which the general partner of the Georgia limited partnership elected to purchase 50% of a portion of the Georgia units that were “put” for a total purchase price of approximately $0.8 million.  As a result, we will purchase 1.77 units of the Texas partnership and 0.83 units of the Georgia partnership for approximately $4.8 million using our available cash.

On May 11, 2010, Alexander “Al” Weber, Jr., was named our President and Interim Chief Executive Officer, and we announced that we are retaining an executive search firm and will consider both internal and external candidates to serve as our Chief Executive Officer on a permanent basis.  Effective as of May 11, 2010, Mark Shapiro is no longer serving as our President and Chief Executive Officer, and effective as of June 10, 2010, he will no longer be with the Company.  In addition, Mark Jennings resigned as a member of our board of directors effective as of May 11, 2010.

About Six Flags Entertainment

Six Flags Entertainment Corporation is a publicly-traded corporation headquartered in New York City and is the world’s largest regional theme park company with 19 parks across the United States, Mexico and Canada.

Forward Looking Statements:

The information contained in this release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, the potential adverse impact of the Chapter 11 Filing on Six Flags Entertainment’s operations, management and employees; customer response to the Chapter 11 Filing; and the risk factors or uncertainties listed from time to time in Six Flags Entertainment’s filings with the Securities and Exchange Commission (“SEC”) and with the Bankruptcy Court in connection with the Chapter 11 Filing.  In addition, important factors, including factors impacting attendance, local conditions, events, disturbances and terrorist activities, risk of accidents occurring at Six Flags Entertainment’s parks, adverse weather conditions, general financial and credit market conditions, economic conditions (including consumer spending patterns), competition, pending, threatened or future legal proceedings and other factors could cause actual results to differ materially from Six Flags Entertainment’s expectations. Although Six Flags Entertainment believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in Six Flags Entertainment’s Annual Report on Form 10-K for the year ended December 31, 2009 and its other filings and submissions with the SEC, each of which are available free of charge on Six Flags Entertainment’s website.

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Media Contact:  Sandra Daniels — (212) 652-9393         Investor Relations: William Schmitt — (203) 682-8200

Six Flags Entertainment Corporation

(Debtor-in-Possession as of June 13, 2009)

Three Months Ended March 31, 2010 and 2009

(In Thousands, Except Per Share Amounts)

Statements of Operations Data (1)

	Three Months Ended
	March 31,
	2010	2009
Revenue	$57,263	$51,102

Costs and expenses (excluding depreciation, amortization, stock-based compensation and loss on disposal of assets)	118,713	112,672
Depreciation	36,521	33,881
Amortization	227	224
Stock-based compensation	598	839
Loss on disposal of assets	570	3,054
Interest expense (net)	60,435	38,916
Equity in (income) loss from operations of partnerships	183	(189)

Other (income) expense	(639)	1,669

Loss from continuing operations before reorganization items, income taxes and discontinued operations	(159,345)	(139,964)
Reorganization items	20,461	—

Loss from continuing operations before income taxes and discontinued operations	(179,806)	(139,964)
Income tax expense (benefit)	913	(2,930)

Loss from continuing operations before discontinued operations	(180,719)	(137,034)

Discontinued operations	(2,773)	(3,764)

Net loss	$(183,492)	$(140,798)

Less: Net income attributable to noncontrolling interests	$(84)	$—

Net loss attributable to Six Flags Entertainment Corporation	$(183,576)	$(140,798)

Net loss applicable to Six Flags Entertainment Corporation common stockholders	$(183,576)	$(146,291)

Per share - basic and diluted:
Loss from continuing operations applicable to Six Flags Entertainment Corporation common stockholders	$(1.84)	$(1.46)
Discontinued operations applicable to Six Flags Entertainment Corporation common stockholders	$(0.03)	$(0.04)

Net loss applicable to Six Flags Entertainment Corporation common stockholders	$(1.87)	$(1.50)

Balance Sheet Data

(In Thousands)

	March 31, 2010	December 31, 2009
Balance Sheet Data
Cash and cash equivalents (excluding restricted cash)	$86,717	$164,830
Total assets	2,883,902	2,907,652

Current portion of long-term debt (2)	356,142	308,749
Long-term debt (excluding current portion) (2)	818,965	829,526

Redeemable noncontrolling interests	355,933	355,933
Mandatory redeemable preferred stock (2)	—	—

Total stockholders’ deficit	(757,473)	(584,174)

	Three Months Ended
	March 31,
	2010	2009
Other Data:
Adjusted EBITDA (3)	$(59,956)	$(59,475)

Weighted average shares outstanding - basic and diluted	98,054	97,470

Net cash used in operating activities	$(59,122)	$(115,353)

The following table sets forth a reconciliation of net loss to Adjusted EBITDA and Free Cash Flow for the periods shown (in thousands):

	Three Months Ended
	March 31,
	2010	2009
Net loss	$(183,492)	$(140,798)

Discontinued operations	2,773	3,764
Income tax expense (benefit)	913	(2,930)
Reorganization items	20,461	—
Other (income) expense	(639)	1,669

Equity in (income) loss from operations of partnerships	183	(189)
Interest expense (net)	60,435	38,916
Loss on disposal of assets	570	3,054
Amortization	227	224
Depreciation	36,521	33,881
Stock-based compensation	598	839
Third party interest in EBITDA of certain operations (4)	1,494	2,095

Adjusted EBITDA	$(59,956)	$(59,475)
Cash paid for interest (net)	(7,033)	(46,964)
Capital expenditures (net of property insurance recoveries)	(24,928)	(36,825)
Cash taxes	(3,030)	(1,459)

Free Cash Flow (5)	$(94,947)	$(144,723)

NOTES

(1)     Revenues and expenses of international operations are converted into U.S. dollars on a current basis as provided by U.S. generally accepted accounting principles (“GAAP”).

(2)     Excludes amounts that have been reclassified to liabilities subject to compromise (current portion of long-term debt ($131.1 million), long-term debt ($1.137 billion) and the PIERS ($306.6 million)).

(3)              Adjusted EBITDA, a non-GAAP measure, is defined as income (loss) from continuing operations before discontinued operations, income tax expense (benefit), reorganization items, other (income)expense, net (gain) loss on debt extinguishment, equity in operations of partnerships, interest expense (net), amortization, depreciation, stock-based compensation, (gain) loss on disposal of assets minus interests of third parties in EBITDA of the three parks and the Lodge (see Note 5 below), plus our interest in the Adjusted EBITDA of dick clark productions, which is less than wholly owned.  The Company believes that Adjusted EBITDA provides useful information to investors regarding the Company’s operating performance and its capacity to incur and service debt and fund capital expenditures.  The Company believes that Adjusted EBITDA is used by many investors, equity analysts and rating agencies as a measure of performance.  In addition, Adjusted EBITDA is approximately equal to “Consolidated Cash Flow” as defined in the indentures relating to the Company’s senior notes. Adjusted EBITDA is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance.  Adjusted EBITDA as defined in this release may differ from similarly titled measures presented by other companies.

(4)     Represents interest of third parties in the Adjusted EBITDA of Six Flags Over Georgia, Six Flags Over Texas, Six Flags White Water Atlanta and the Great Escape Lodge and Indoor Waterpark (“Lodge”) plus our interest in the Adjusted EBITDA of dick clark productions, which is less than wholly owned.

(5)     Free Cash Flow, a non-GAAP measure, is defined as Adjusted EBITDA less (i) cash paid for interest expense net of interest income receipts, (ii) capital expenditures net of property insurance recoveries and (iii) cash taxes.  The Company believes that Free Cash Flow is used by many investors, equity analysts and rating agencies as a measure of performance.  Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net income (loss), income (loss) from continuing operations, net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP or as an indicator of the Company’s operating performance.  Free Cash Flow as defined in this release may differ from similarly titled measures presented by other companies.